EXHIBIT 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

$300,000 CONVERTIBLE NOTE

FOR VALUE RECEIVED, ICC WORLDWIDE, INC. (the “Maker” or the “Company”), a Delaware corporation, having a mailing address at 3334 E. Coast Hwy #424 Corona del Mar, CA 92625, hereby promises to pay to the order of The Stealth Fund, LLLP (“Payee”), having its principal address at 155 Revere Dr., Suite 10, Northbrook, IL 60062, the sum of $300,000. This Convertible Note (this “Note”) is issued due to loans for the Company’s operations, for advances to be made, from time to time, as reasonably needed for the Company’s operations.

1. Maturity. The amount outstanding under this Note will be due and payable at the address of Payee or such other place as Payee may designate on June 30, 2010 (the “Maturity Date”). No advances shall be made by Payee after the Maturity Date.

2. Payments of Interest and Principal. The first 3 months of Interest shall be added to Principal. Thereafter, Interest under this Note shall be payable monthly, starting November 1, 2008.

3. Interest Rate. The outstanding principal balance of this Note shall bear interest at a rate per annum equal to 10% per annum.

4. Alternative Method of Payment / Optional Prepayment

A. Alternate Methods of Payment: Subject to the conditions set forth below and customary equity conditions (including an effective registration statement with respect to such shares), the Company may elect to make such payments of principal and interest under the Note, in shares of the Company’s common stock. Each share of the of the Company’s Common stock will be valued at the Conversion Price (as defined in Section 5 below), as determined at the lesser of (1) on the day the Company gives notice, or (2) on the day the Company delivers the shares. The Company is required to notify Payee of its election to make such payment in shares at least ten days prior to the payment date. Notwithstanding anything herein to the contrary, the Company’s right to make such payment in shares in lieu of cash can only be made if the volume weighted average price of the Company’s common stock has been trading at a price of $0.025 or above per share for 10 consecutive days prior to the date of the payment date and the average daily trading volume is at least 15 times the number of shares to be so issued hereby as payment.

B. Pre-Payment Option: The Company may at any time and from time to time, upon written notice (“Prepayment Notice”) under Section 10 below, prepay part or all of the outstanding Notes without penalty. In the event that Maker sends a Prepayment Notice to Payee, Payee may elect within 10 days following the receipt of such notice to convert into common stock of ICC WORLDWIDE, INC. (“ICC WORLDWIDE, INC. Common Stock”), pursuant to Section 5 hereof, all or part of the amount of principal to be repaid by the proposed Prepayment instead of receiving such prepayment.

5. Optional/Mandatory Conversion. At any time prior to repayment of all amounts as under the Note, but not sooner than six months from the date of this Note, all or any portion of the principal amount of the Note shall be convertible at the option of the Payee into fully paid and non-assessable shares of ICC WORLDWIDE, INC. Common Stock. The number of shares of ICC WORLDWIDE, INC. Common Stock that Payee shall be entitled to receive upon conversion shall be equal to the number attained by dividing the principal, including accrued interest pursuant to the Note being converted by the Conversion Price. The “Conversion Price” shall be equal to $0.007 per share as may be adjusted from time to time as set forth below.

A. In order to exercise the conversion privilege, Payee shall give written notice of conversion to Maker stating Payee’s election to convert this Note or the portion thereof (the “Conversion Notice Date”) in whole or in part, as specified in said notice. As promptly as practicable after receipt of the notice, Maker shall issue and shall deliver to Payee a certificate or certificates for the number of full shares of ICC WORLDWIDE, INC. Common Stock issuable upon the conversion of this Note or portion thereof registered in the name of Payee in accordance with the provisions of this Section 5.

B. Each conversion shall be deemed to have been effected on the date the conversion notice shall have been received by Maker, as aforesaid, and Payee shall be deemed to have become on said date the Payee of record of the shares of Common Stock issuable upon such conversion. No fractional shares of Common Stock shall be issued upon conversion of this Note. Any amounts so converted shall not be reborrowed.

C. The Payee shall not be entitled to shares upon conversion, if such conversion would result in beneficial ownership by the Payee and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such exercise or Conversion Notice Date, including:

(i) the number of shares of common stock beneficially owned by the Payee and its affiliates.

(ii) the number of shares of common stock issuable upon the exercise of the warrant and/or options and/or conversion.

For the purposes of this provision, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The Payee may void the exercise limitation described in this Section upon 61 days prior written notice to the Company. The Payee may allocate which of the equity of the Company deemed beneficially owned by the Payee shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

D. In the event that a conversion notice is sent to the Maker, and the shares are not issuable to the Payee because it would cause the Payee’s shareholdings in the Company to exceed 4.99%, the Maker shall instead issue a two year non-interest bearing, fixed price, convertible note, with the same terms as herein, except that the conversion price shall be fixed and equal to the conversion price on the notice of conversion as may be adjusted from time to time under Section 5(F) below. At the two year maturity of the non-interest bearing fixed price convertible note, if Payee’s shareholdings in the Company still exceed 4.99% under this Section 5, then the conversion option shall lapse and any principal and accrued interested shall be immediately due and payable by Maker.

E. In the event that a conversion notice is sent to the Maker, and there are insufficient authorized shares of Common Stock available to meet the conversion commitment requested by Payee under the Note after giving recognition to all other direct or contingent commitments of the Company to issue shares as of the date of this Note, the Maker shall instead issue a 180 day note bearing interest at 10% per year with the same terms as herein except that the conversion price shall be fixed and equal to the lesser of a) $.007 or b) the closing price of the Company’s common stock on the date of notice of conversion as may be adjusted from time to time by Section 5(F) below. At maturity of the 180 day note, Maker shall pay the note and any accrued interest thereon by paying cash equal to the higher of either a) the principal plus accrued interest then due or b) the amount equal to the daily weighted average closing price during the 180 day period multiplied by the number of shares in the conversion commitment unfulfilled due to insufficient authorized common shares.

F. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Conversion Price shall forthwith be proportionately decreased in the case of the subdivision or proportionately increased in the case of combination to the nearest one tenth of one cent. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

6. Covenants. Maker covenants and agrees that, so long as any indebtedness is outstanding hereunder, it will comply with each of the following covenants (except in any case where Payee has specifically consented otherwise in writing):

A. Financial Reporting. Maker shall timely file all forms required of a “Reporting Company”, under Section 13 of the Securities Exchange Act of 1934.

B. Notice of Event of Default. Maker shall furnish to Payee notice of the occurrence of any Event of Default (as defined herein) within five (5) days after it becomes known to an executive officer of Maker.

7. Event of Default. For purposes of this Note, the Maker shall be in default hereunder (and an “Event of Default” shall have occurred hereunder) if:

A. Maker shall fail to pay when due any payment of principal, interest, fees, costs, expenses or any other sum payable to Payee hereunder or otherwise;

B. Maker shall default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraph A above), and such default shall continue uncured for twenty (20) days after notice thereof to Maker given by Payee, or if an Event of Default shall occur under any other Loan Document;

C. Maker: becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within ten (10) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by Maker; if any order for relief is entered relating to any of the foregoing proceedings; if Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if Maker shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing.

8. Consequences of Default. Upon the occurrence of an Event of Default and at any time thereafter, the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by Maker hereunder, shall become immediately due and payable. In addition, the principal balance and all past-due interest shall thereafter bear interest at the rate of 18% per annum until paid.

9. Liquidated Damages/Remedies not Exclusive.

A. The remedies of Payee provided herein or otherwise available to Payee at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Payee, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

B. Liquidated Damages In the event that the Company fails to deliver the shares when due, whether by Section 4 or 5, or otherwise, the number of shares otherwise due shall increase by 5% for each month or partial month, until the Company does deliver such shares. The parties agree that this is a reasonable amount for liquidated damages, given the difficulty to determine, in advance, what actual damages may lie.

10. Notice. All notices required to be given to any of the parties hereunder shall be in writing and shall he deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

If to the Maker:	ICC WORLDWIDE, INC.
3334 E. Coast Hwy #424
Corona del Mar, CA 92625

If to the Payee:	The Stealth Fund, LLLP
155 Revere Dr., Suite 10
Northbrook IL 60062
Phone:(847) 291-7711; Fax: (847) 291-7733

Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed. Any notice mailed shall be sent by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

11. Piggyback Registration Rights. If, at any time prior to the maturity of this note, or while shares converted hereunder are still held by Holder, the Company proposes to conduct an offering of its securities so as to register any of its securities under the Securities Act of 1933 (the “Act”), including under an S-1 Registration Statement or otherwise, it will at such time give written notice to the Holder, or their assigns, of its intention to do so. Upon the written request of the Holder, or assigns, given within ten (10) days after receipt of any such notice, the Company will use its best efforts to cause the conversion shares to be registered under the Act (with the securities which it at the time propose to register). All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company.

12. Severability. In the event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Successors and Assigns. This Note inures to the benefit of the Payee and binds the Maker, and its respective successors and assigns, and the words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

14. Entire Agreement. This Note embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether express or implied, oral and written.

15. Modification of Agreement. This Note may not be modified, altered or amended, except by an agreement in writing signed by both the Maker and the Payee.

16. Governing Law. This instrument shall be construed according to and governed by the laws of the State of Illinois.

17. Consent to Jurisdiction and Service of Process. Maker irrevocably appoints each and every officer of Maker as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note; and Maker hereby consents that any action or proceeding against it be commenced and maintained in any court within the State of Illinois by service of process on any such, officer; and Maker agrees that the courts of the State of Illinois shall have jurisdiction with respect to the subject matter hereof and the person of Maker. Notwithstanding the foregoing, Payee, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which Maker may be found or in which any of its properties may be located.

18. This Note is made contemporaneously with a note payable to the Karyn M. Blaise Irrevocable Trust which is designed to be identical in all respects to this Note. Both this Note and the note to Karyn M. Blaise Irrevocable Trust will be treated equally for purposes of the Maker’s obligations and Maker will use its best efforts not favor one note over the other note in the execution of Makers obligations under the respective notes.

IN WITNESS WHEREOF, Maker has duly executed this Note on July 9, 2008.

ICC WORLDWIDE, INC.

/s/ Richard K Lauer
Richard K. Lauer, President